                                                                  Exhibit (c)(4)




                                  CONFIDENTIAL








                               VALUATION ESTIMATE


                                       FOR


                                GB HOLDINGS, INC.










                                November 7, 2003





The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firms to whom it is furnished by us. Reproduction, publication, or dissemination of all or any portion hereof may not be made without prior approval of Libra Securities, LLC.



                         [LIBRA SECURITIES LOGO OMITTED]
                                LIBRA SECURITIES

                              LIBRA SECURITIES, LLC
              126 East 56th Street, Fifth Floor, New York, NY 10022
                       T (212) 308-4060 F (212) 308-8925

                                GB HOLDINGS, INC.
                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                          Page
                                                                          ----

1. Summary of Engagement.....................................................1

2. GB Holdings Overview......................................................3

3. Summary of Proposed Exchange Offer .......................................5

4. Value of New Notes........................................................7

5. Value of Warrants ........................................................13

6. Statement of Contingent and Limiting Conditions...........................14

Appendices:
-----------
    A. Selected Historical Financial Statements
    B. Borgata Impact Analysis
    C. Selected Gaming Bond Comparables

                              1. GB HOLDINGS, INC.
                              SUMMARY OF ENGAGEMENT

--------------------------------------------------------------------------------

PURPOSE OF ENGAGEMENT

o Libra Securities, LLC ("Libra") has been retained by the Independent Committee of the Board of Directors of GB Holdings, Inc. ("GB Holdings" or the "Parent").

o The Parent, through its Greate Bay Hotel and Casino, Inc. subsidiary ("Operating"), owns and operates the Sands Casino and Hotel (the "Sands") located in Atlantic City, New Jersey.

o The Parent, through its GB Property Funding Corp. subsidiary ("Finance"), issued $110.0 million of 11% notes due September 29, 2005 (the "Existing Notes"). (Parent, Operating and Finance, taken together, are referred to herein as the "Company".)

o Libra has been engaged to provide (i) an opinion to the Committee as to the fairness from a financial point of view of the consideration to be received by the common stockholders of the Parent (the "Fairness Opinion") in the transaction (the "Transaction") described in Section 3 hereto, (ii) a TIA Opinion (the "TIA Opinion", and with the Fairness Opinions, the "Opinions")) to be delivered to the Trustee of the Existing Notes if required pursuant to Section 314(d)(1) of the Trust Indenture Act of 1939, as amended, and (iii) an estimate of valuation of the New Notes and Warrants described in Section 3 hereto (the "Valuation Estimate", and with the Opinions, the "Services").

o The following presentation is a summary of Libra's analysis in connection with the Valuation Estimate.


DUE DILIGENCE

o Due diligence activities carried out as part of our analysis in connection with one or more of the Services:

        1. Met with representatives and attorneys for the Independent Committee and certain members of the senior management of the Parent to discuss the operations, financial condition, future prospects, projected operations and performance of the Company and the pending Transaction;

        2. Reviewed the Parent's Form 10-K for the fiscal year ended December 31, 2002 and the Parent's Form 10-Q for the period ended March 31, 2003 and June 30, 2003, which the Company's management has identified as the most current financial statements available;

--------------------------------------------------------------------------------
                                                                               1
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              1. GB HOLDINGS, INC.
                              SUMMARY OF ENGAGEMENT

--------------------------------------------------------------------------------

          3. Reviewed and discussed with the Parent's management the projections of the Company's financial performance for the fiscal year ended December 31, 2003 prepared by the Company's management and discussed with the Parent's management the preliminary operating results for the quarter ending September 30, 2003;

          4. Discussed with the Company's management the New Jersey tax environment, the likely impact of the Borgata casino, and various other potential new competitive threats in other states;

          5.   Visited certain facilities and business offices of the Company;

          6. Reviewed the historical market prices and trading volume for the Company's publicly traded securities and other publicly available information regarding the Company;

          7. Reviewed certain publicly available financial data for certain companies that we deemed comparable to the Company;

          8.   Reviewed the Existing Indenture and related security documents;

          9. Reviewed a memorandum describing the Transaction from the Company dated July 11, 2003 (the "Transaction Summary"); and

          10. Conducted such other studies, analyses and inquiries as we have deemed appropriate.

Libra has not independently verified the accuracy and completeness of the information supplied with respect to the Parent and does not assume any responsibility with respect to it.

--------------------------------------------------------------------------------
                                                                               2
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              2. GB HOLDINGS, INC.
                              GB HOLDINGS OVERVIEW

--------------------------------------------------------------------------------

GB HOLDINGS OVERVIEW

Based on the Company's public filings and other information provided to us by Company management:

          o GB Holdings is the parent of Operating, the owner and operator of the Sands.

          o The Sands is located in Atlantic City, New Jersey on approximately 6.1 acres of land one-half block from the Boardwalk at Brighton Park between Indiana Avenue and Dr. Martin Luther King, Jr. Boulevard. The facility currently consists of a casino and simulcasting facility with approximately 79,000 square feet of gaming space containing approximately 2,300 slot machines and approximately 60 table games; a hotel with 637 rooms (including 57 suites); six restaurants; one cocktail lounge; two private lounges for invited guests; an 800-seat cabaret theater; retail space; an adjacent nine-story office building with approximately 77,000 square feet of office space for its executive, financial and administrative personnel; the "People Mover", an elevated, enclosed, one-way moving sidewalk connecting the Boardwalk to the Sands using air rights granted by an easement from the City of Atlantic City and a garage and surface parking for approximately 1,750 vehicles.

          o Atlantic City presently has twelve casinos that in aggregate offer approximately 1.3 million square feet of gaming space. The Sands is the smallest of the twelve facilities with approximately 6.1% of the market's available gaming space.

          o GB Holdings presently owns cash well in excess of what is currently needed to run the business. As of June 30, 2003, GB Holdings had approximately $46.5 million in total cash and cash equivalents.

          o According to management, GB Holdings owns CRDA investments with a net present value of approximately $10.6 million as of June 30, 2003.

          o Atlantic City casinos are faced with the prospect of several forms of impending additional competition, including:

               o The Borgata which opened in July 2003. This facility, with 135,000 square feet of gaming space and 2,010-room hotel will be the first new facility in Atlantic City in 12 years.

--------------------------------------------------------------------------------
                                                                               3
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              2. GB HOLDINGS, INC.
                              GB HOLDINGS OVERVIEW


--------------------------------------------------------------------------------

               o Catskills casinos. New York State has passed legislation authorizing the creation of three full-service casinos in the Catskills.

               o Significant numbers of video lottery machines are expected to be installed at New York racetracks in the next 12 months.

               o    Possible legalization of racinos in Pennsylvania.








--------------------------------------------------------------------------------
                                                                               4
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              3. GB HOLDINGS, INC.
                       SUMMARY OF PROPOSED EXCHANGE OFFER

--------------------------------------------------------------------------------


Libra understands the following regarding the transactions contemplated by Parent, Finance and Operating (together, the "Company"):

o Parent holds all of the outstanding capital stock of Operating and Finance and Finance is the issuer of the Existing Notes.

o The Existing Notes are guaranteed by each of Operating and Parent and are secured by liens on certain of the assets of the Company (the "Collateral").

o The Company intends to solicit the consent of holders of the Existing Notes to amend the Amended and Restated Indenture, dated as of October 12, 2001, governing the Existing Notes (the "Existing Indenture") and related security documents to eliminate substantially all of the covenants set forth in the Existing Indenture, release all liens on the Collateral (the "Release") and offer to exchange all of the Existing Notes for new notes (the "New Notes") to be issued by a newly formed wholly-owned subsidiary of Operating ("Newco") in the same principal amount as its Existing Notes.

o The New Notes will be secured by all existing and future assets of Newco, accrue interest at a rate of 3% per annum payable at maturity, mature on September 29, 2008, be convertible into 72.5% of the equity of Newco on a fully diluted basis (or such lesser prorated amount if less than all of all holders of Existing Notes elect to receive New Notes) and have other terms similar to those currently included in the Existing Indenture (except that the New Notes will be assumable in connection with an acquisition of the Sands and will not contain any "change of control put" or other similar provisions).

o In connection with the offer to exchange the Existing Notes for the New Notes, the Company intends to pay to the holders of the Existing Notes who accept the exchange offer $100 per $1,000 in principal amount of Existing Notes exchanged, plus any accrued but unpaid interest then due on the Existing Notes being exchanged (we assume for the purposes hereof that the Company has paid all interest that is currently due and payable on the Existing Notes.)

o In connection with the issuance of the New Notes, the Company will transfer substantially all of its assets and obligations (other than any Existing Notes that remain outstanding, intercompany notes and the stock of Operating and Finance) to Newco in exchange for (a) warrants to acquire, for nominal consideration, 27.5% of the common stock of Newco on a fully diluted basis (the "Warrants") and (b) if all of the holders of the Existing Notes do not elect to exchange, the pro rata portion of the 72.5% of common stock of Newco reserved for issuance upon the conversion of the New Notes that would have been issued to such holders

 -------------------------------------------------------------------------------
                                                                               5
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              3. GB HOLDINGS, INC.
                       SUMMARY OF PROPOSED EXCHANGE OFFER

--------------------------------------------------------------------------------

     of the Existing Notes had they exchanged. (We have been advised that, since the date of the Transaction Summary, the Parent now plans to structure this Transaction so that Newco in turn will transfer the assets it receives to a new wholly-owned subsidiary of Newco ("Licensee"), and Licensee will guarantee the Notes and will pledge its assets to secure such guaranty.)

o Parent will then dividend to its stockholders all of the Warrants, which, upon conversion of the New Notes would be convertible into 27.5% of the capital stock of Newco on a fully diluted basis (if 100% of the Existing Notes are exchanged for New Notes, common stock representing 27.5% of the Newco stock on a fully diluted basis will be issued in place of the Warrants and distributed to Parent's common stockholders pro rata.)

o The Warrants, any shares of common stock of Newco issued to Parent, and any shares of common stock of Newco issuable upon exercise thereof or upon conversion of the New Notes will be registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and will be free from restrictions on trading thereunder or under applicable state securities laws.

o Each of Operating and Finance will also be merged into Parent with Parent as the surviving corporation.

o The amendments to the Existing Indenture and related security documents, the Release, the offer to exchange the Existing Notes for the New Notes, the cash payment to the holders of the Existing Notes, the transfer of substantially all of the operating assets of the Company to Newco and the dividend by Parent of the Warrants, issued by Newco, to Parent's stockholders are referred to collectively herein as the "Transaction."

--------------------------------------------------------------------------------
                                                                               6
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              4. GB HOLDINGS, INC.
                               VALUE OF NEW NOTES:
                                     SUMMARY

--------------------------------------------------------------------------------


                         VALUE OF STRAIGHT RATE FEATURE

                                        +

                           VALUE OF CONVERSION FEATURE

                                        =

                               VALUE OF NEW NOTES


--------------------------------------------------------------------------------
                                                                               7
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              4. GB HOLDINGS, INC.
                               VALUE OF NEW NOTES:
                       A. STRAIGHT RATE VALUE OF NEW NOTES



--------------------------------------------------------------------------------


                                  ($ in millions)

Discount Rate                           12.10%(1)
Face Value of Notes              $       110.0
Coupon                                   3.00%

Annual Coupon Payment            $         3.3
Life (Years)                                 5
                                ---------------
   Total Coupon Payments         $        16.5



                                        Coupon           Principal
                                      Payments           Repayment
                                  ------------        ------------


                                            At End of Year
                                  --------------------------------------------
                                           5                 5          Total
                                  ------------   --------------   ------------
Future Value                       $    16.5 (2)  $      110.0
Discount Factor                         1.77              1.77

------------------------------------------------------------------------------
NET PRESENT VALUE (3)              $     9.3      $       62.2      $   71.5
------------------------------------------------------------------------------

----------------------------
(1) Equivalent one year compound based on 11.75% yield to worst of most comparable bond--Resorts International.
(2)  Coupons for New Notes are paid at maturity.
(3) We have assumed for the purposes of this calculation that 100% of the Existing Notes are exchanged into New Notes. The value of the New Notes' conversion feature may change if less than 100% of the Existing Notes are exchanged but we do not believe the amount of such change would be material.


--------------------------------------------------------------------------------
                                                                               8
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              4. GB HOLDINGS, INC.
                               VALUE OF NEW NOTES:
B. VALUE OF NEW NOTES' CONVERSION FEATURE -- DISCOUNTED FUTURE THEORETICAL VALUE

--------------------------------------------------------------------------------

                                ($ in millions)

WE ATTRIBUTE A 14% PROBABILITY TO EBITDA RISING TO THE $26-$31 MILLION LEVEL BY 2008.
     WE ATTRIBUTE NO MEANINGFUL PROBABILITY TO EBITDA EXCEEDING THAT RANGE.


                                                         ADD:                                                        LESS:
   PROJECTED                        2008 VALUE           2008       2008 TOTAL             X 72.5%                STRAIGHT
        2008            EBITDA    OF OPERATING         EXCESS       ENTERPRISE        (OWNERSHIP %           RATE VALUE OF
  EBITDA (1)          MULTIPLE        BUSINESS       CASH (2)            VALUE       FOR NEW NOTES            NEW NOTES (3)
------------      ------------   -------------   -------------    -------------    ----------------        -----------------
     $28.5             5.25 x         $149.6            $39.0           $188.6             $136.8                    $126.5


 INCREMENTAL                      PROBABILITY
  VALUE FROM                       WEIGHT FOR           PROBABILITY
  CONVERSION                     EBITDA LEVEL              WEIGHTED
     FEATURE               BEING ACHIEVED (1)                 VALUE
------------         -------------------------       ----------------
    $10.3                               14.0%                 $1.4
                                                        -----------

                               TOTAL FUTURE VALUE             $1.4

                DISCOUNT FACTOR: 5 YEARS @ 12.10%              1.8

------------------------------------------------------------------------
                            NET PRESENT VALUE (4)             $0.8
------------------------------------------------------------------------

-------------------------
(1) Based on conversations with management and attached analysis of historical performance and outlook for additional competition.
(2)  Net of $11.0 million Consent Fee.
(3) Amount holders of New Notes receive at end of five years if they don't convert. Equals $110 million principal repayment plus $16.5 million ($110 x 3% x 5yrs) in accrued coupon payments.
(4) We have assumed for the purposes of this calculation that 100% of the Existing Notes are exchanged into New Notes. The value of the New Notes' conversion feature may change if less than 100% of the Existing Notes are exchanged.
NOTE: Using the theoretical value of the conversion feature derived above, the "theoretical" value of the New Notes is estimated as follows:

Straight Rate Value (from previous page)             $71.5 Million
Value of Conversion Feature                          +$0.8 million
                                                     -------------
Total Value                                          $72.3 Million
                                                     ==============


 -------------------------------------------------------------------------------
                                                                               9
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              4. GB HOLDINGS, INC.
                               VALUE OF NEW NOTES:
           C. VALUE OF NEW NOTES' CONVERSION FEATURE - INTRINSIC VALUE

--------------------------------------------------------------------------------

We also have estimated the "intrinsic value" of the conversion feature of the New Notes by comparing the estimated value of the Notes if they are converted into equity of Newco to the value of the New Notes using the discounted future theoretical value of the conversion feature estimated in Section 4B above. Where the estimated intrinsic value is greater than the discounted future theoretical value, the estimated intrinsic value also will be used in determining the estimated value of the Warrants in Section 5.

Estimated intrinsic value, as described above, is calculated by estimating Newco's total enterprise value, and then determining the share of such value represented by the percentage of total equity held by the New Notes after conversion into equity. We have calculated these amounts under three scenarios:
(1) 58% of the Existing Notes are exchanged into New Notes, (and subsequently converted into equity), (2) 80% of the Existing Notes are exchanged into New Notes (and subsequently converted into equity) and (3) 100% of the Existing Notes are exchanged into New Notes (and subsequently converted into equity). Our estimates are made assuming the New Notes are converted into equity at the present time (as opposed to some point in the future).


                              (dollars in millions)

58.0 % Exchange Scenario
--------------------------------

Estimated Total Enterprise Value:
(5.25 x Normalized EBITDA) + Excess Cash - Consent Fee


5.25 x $15.0 + $50.0 - $6.4 = $122.4

Intrinsic Total Value of New Notes:
$122.4 x (72.5% x 58.0%) = $51.5

Straight Rate Discounted Future Theoretical Value of New Notes:
($110.0 x 58.0%) x ($71.5/$110.0) = $41.5

Value of Conversion Feature:
$51.5 - $41.5 = $10.0


--------------------------------------------------------------------------------
                                                                              10
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              4. GB HOLDINGS, INC.
                               VALUE OF NEW NOTES:
           C. VALUE OF NEW NOTES' CONVERSION FEATURE - INTRINSIC VALUE

--------------------------------------------------------------------------------

80.0% Exchange Scenario
-------------------------------

Estimated Total Enterprise Value:
(5.25 x Normalized EBITDA) + Excess Cash - Consent Fee

5.25 x $15.0 + $50.0 - $8.8 = $120.0


Intrinsic Total Value of New Notes:
$120.0 x (72.5% x 80.0%) = $69.6

Straight Rate Discounted Future Theoretical Value of New Notes:
($110.0 x 80.0%) x ($71.5/$110.0) = $57.2

Value of Conversion Feature:
$69.6 - $57.2 = $12.4

100.0% Exchange Scenario
---------------------------------

Estimated Total Enterprise Value:
(5.25 x Normalized EBITDA) + Excess Cash - Consent Fee

5.25 x $15.0 + $50.0 - $11.0 = $117.8

Intrinsic Total Value of New Notes:
$117.8 x (72.5% x 100.0%) = $85.4

Straight Rate Discounted Future Theoretical Value of New Notes:
($110.0 x 100.0%) x ($71.5/$110.0) = $71.5

Value of Conversion Feature:
$85.4 - $71.5 = $13.9

In all three scenarios, the estimated intrinsic value (determined currently, as opposed to a date in the future) is greater than the discounted future theoretical value. We therefore believe that the intrinsic value of the New Notes as calculated above represent their current fair value (As used herein, the term "current fair value" means the amount at which an asset could be bought or sold in a transaction between willing parties, that is, other than in a forced or liquidation sale, and when both parties have reasonable knowledge of all relevant facts.). Further, for the purpose of calculating the value of the Warrants in the next Section, we are assuming that the New Notes


--------------------------------------------------------------------------------
                                                                              11
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              4. GB HOLDINGS, INC.
                               VALUE OF NEW NOTES:
           C. VALUE OF NEW NOTES' CONVERSION FEATURE - INTRINSIC VALUE

--------------------------------------------------------------------------------

issued upon exchange of the Existing Notes are immediately converted into equity under all three scenarios (58% Exchange; 80% Exchange; and 100% Exchange).













--------------------------------------------------------------------------------
                                                                              12
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              5. GB HOLDINGS, INC.
                                VALUE OF WARRANTS

--------------------------------------------------------------------------------


As noted in the previous Section, the holders of the New Notes are assumed to have immediately exchanged their Notes into equity. Accordingly, we have estimated the value of the Warrants to be the estimated total enterprise value of Newco multiplied by the percentage of Newco's total equity represented by the Warrants, which we believe represents the current fair value of the Warrants. This estimated value is calculated below assuming three different scenarios: (1) 58% of the Existing Notes are exchanged for New Notes (and immediately converted into equity), (2) 80% of the Existing Notes are exchanged for New Notes (and immediately converted into equity), and (3) 100% of the Existing Notes are exchanged for New Notes (and immediately converted into equity).


                 OWNERSHIP OF NEWCO/ESTIMATED VALUE OF WARRANTS
                              (dollars in millions)



Exchange Scenario                   58.0%            80.0%              100.0%
                               -------------   ---------------    --------------


Total Enterprise Value (1)         $122.4            $120.0             $117.8
Warrants (Old Equity)              27.5%             27.5%              27.5%
                               -------------   ---------------    --------------
Estimated $ Value                   $33.7            $33.0              $32.4
                               -------------   ---------------    --------------

(1) See Section 4C for calculation of Total Enterprise Value.


--------------------------------------------------------------------------------
                                                                              13
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              6. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

--------------------------------------------------------------------------------

This presentation is made subject to the following contingent and limiting conditions, as well as the other conditions or assumptions set forth elsewhere herein:

1. This Valuation Estimate and presentation assumes that the Transaction was consummated on the date of this presentation. Our statements as to value and fair value of any security or instrument set forth herein only represent our estimate of such value as of the date hereof and are subject to all of the conditions, assumptions and limitations set forth herein. We have not analyzed and are expressing no view on the value of what the New Notes, Existing Notes, common stock of Parent or Newco or the warrants of Newco actually will be when the Transaction is consummated or the price at which such securities or instruments will trade subsequent thereto. No assurance is given and no reliance should be made that the actual trading price of any security or instrument will in fact be the same as any estimate set forth herein.

2. We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it.

3. We have relied upon and assumed without independent investigation, with your permission, that all information reviewed by us with respect to the Company, whether supplied by the Company or its advisors or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary to make the information supplied to us not misleading.

4. We have further relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

5. We have assumed, without independent verification, that the Transaction will be consummated in all material respects in accordance with applicable laws, the Existing Indenture and related security documents and the Transaction Summary.

6. At your direction, we have prepared our Valuation Estimate using the following three different assumptions as to the amount of Existing Notes that are elected to be exchanged into New Notes.


--------------------------------------------------------------------------------
                                                                              14
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              6. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

--------------------------------------------------------------------------------

        Assumption 1 (58% Exchange) - holders of 58% of the Existing Notes, or $63.8 million principal amount, exchange their Notes into an equal principal amount of New Notes, and holders of 42% of the Existing Notes, or $42.6 million principal amount, retain their existing Notes.

        Assumption 2 (80% Exchange) - holders of 80% of the Existing Notes, or $88.0 million principal amount, exchange their Notes into an equal principal amount of New Notes, and holders of 20% of the Existing Notes, or $22.0 million principal amount, retain their Existing Notes.

        Assumption 3 (100% Exchange) - holders of 100% of the Existing Notes, or $110.0 million principal amount, exchange their Notes into an equal principal amount of New Notes, and no Existing Notes remain outstanding.

        We have not analyzed and are expressing no view as to the likelihood of any of the above-described scenarios and as to what portion, if any, of the Existing Notes will be elected to be exchanged into New Notes.

7. This Valuation Estimate is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this presentation.

8. Events occurring after the date of this Valuation Estimate presentation could materially affect the assumptions used in preparing such Valuation Estimate.

9. For purposes of this Valuation Estimate, with your permission, we have not undertaken any inquiry as to, or taken into consideration, the possible tax consequences of the Transaction (including whether common stockholders of Parent will recognize taxable income as a result of the Transaction). Such tax consequences could be material and could affect the analysis underlying the conclusions reached in this Valuation Estimate.

10. This Valuation Estimate and this presentation are provided to the Company at the direction of the Independent Committee solely for the information of the Company in its determination of the appropriate accounting treatment for the Transaction and are given to you solely for that purpose. This Valuation Estimate and presentation and are not intended to confer rights or remedies upon, or be relied upon by, the Independent Committee or the Board in their consideration of the Transaction, by any securityholder of the Company or Newco or any other person or entity.


--------------------------------------------------------------------------------
                                                                              15
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              6. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

--------------------------------------------------------------------------------

11. We will receive a fee for our services in connection with this Valuation Estimate, and we will be indemnified by the Parent for certain liabilities arising from the delivery of this Valuation Estimate.

12. No opinion, counsel or interpretation is intended in matters that require legal or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.

13. The conclusions reached in this Valuation Estimate and this presentation represent our considered opinion based upon information furnished to us by the Company and other sources. The extent to which the conclusions arrived at in this Valuation Estimate and herein should be relied upon should be governed and weighted accordingly.

14. This Valuation Estimate is valid only for the stated purpose set forth therein and the date of such Valuation Estimate.

15. We assume no responsibility for the legal description or other matters including legal or title considerations of the business interest being valued. Title to the subject business interest is assumed to be good and marketable unless otherwise stated. We assume that the subject business interest is free and clear of any or all liens or encumbrances unless otherwise stated. We assume no hidden or unapparent conditions regarding the subject business interest.

16. Neither Libra nor any individual associated with this Valuation Estimate shall be required by reason thereof to furnish additional analyses, or to give testimony, or to be in attendance in court with reference to the business interest in question unless specific arrangements therefor have been made.

17. Unless otherwise stated in this presentation, we assume that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can readily be obtained or renewed for any use on which this Valuation Estimate is based. We assume that there is full compliance with all applicable federal, state and local laws and regulations, unless the lack of compliance is otherwise stated.

18. We assume responsible ownership and competent management with respect to the subject business interest.


--------------------------------------------------------------------------------
                                                                              16
                                                 [LIBRA SECURITIES LOGO OMITTED]

                              6. GB HOLDINGS, INC.
                 STATEMENT OF CONTINGENT AND LIMITING CONDITIONS

--------------------------------------------------------------------------------

19. Industry information and data on comparable companies used as background for our analysis were obtained from regularly published sources and we have not independently verified the accuracy and completeness of such information.

20. Libra has not retained separate legal counsel to review the legal agreements that set forth the rights, preferences, privileges and obligations of the noteholders or stockholders of GB Holdings, Inc. or Newco, and is relying on management and its counsel for its understandings thereof.

21. Libra is not acting as a financial, tax or other advisor to any person in connection with this presentation or this Valuation Estimate, and none of the recipients of this presentation or this Valuation Estimate shall rely on Libra in any manner in determining whether to approve or enter into the Transaction or in assessing the legal or tax treatment of the Transaction.




--------------------------------------------------------------------------------
                                                                              17
                                                 [LIBRA SECURITIES LOGO OMITTED]

                                   APPENDIX A.
                                GB HOLDINGS, INC.
                    SELECTED HISTORICAL FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                              Pre-Reorganization
                                                                             --------------------
                                                                               1/1/00 - 9/30/00

                                                                              Post-Reorganization
                                                                             --------------------
                                    Pre-Reorganization                        10/1/00 - 12/31/00            Post-Reorganization
                                  ---------------------------------------------------------------------------------------------
                                            FYE                    FYE             Combined FYE                      FYE
                                         12/31/98             12/31/99                 12/31/00                   12/31/01
                                  -------------------  -------------------  -------------------------  ------------------------
Revenues:
 Casino                           $   219,368,000          $ 227,475,000           $ 229,757,000             $ 232,369,000
 Rooms                                  9,200,000              9,273,000               9,480,000                11,570,000
 Food and beverage                     25,381,000             27,870,000              28,323,000                29,408,000
 Other                                  3,767,000              5,960,000               4,500,000                 4,683,000
                                  ---------------          -------------            -------------             -------------
                                      257,716,000            270,578,000             272,060,000               278,030,000
 Less: Promotional allowances         (20,372,000)           (23,683,000)            (41,225,000)              (42,128,000)
                                  ---------------          -------------            -------------             -------------
   Net revenues                       237,344,000            246,895,000             230,835,000               235,902,000

Expenses:
 Casino                               186,761,000            197,906,000             183,585,000               188,409,000
 Rooms                                  3,174,000              2,858,000               2,770,000                 4,362,000
 Food and beverage                      9,998,000             10,274,000               8,977,000                 9,814,000
 Other                                  2,599,000              4,234,000               3,741,000                 3,374,000
 General and administrative            12,497,000             10,586,000               9,838,000                10,961,000
                                  ---------------          -------------            -------------             -------------
   Total expenses                     215,029,000            225,858,000             208,911,000               216,920,000
                                  ---------------          -------------            -------------             -------------


EBITDA                            $    22,315,000           $ 21,037,000            $ 21,924,000              $ 18,982,000
                                  ===============           ============            =============             =============


                                   Post-Reorganization       Post-Reorganization
                                  ------------------------  --------------------
                                                  FYE                        LTM
                                             12/31/02                    6/30/03
                                  ------------------------  --------------------
Revenues:
 Casino                                  $ 206,417,000            $  192,179,000
 Rooms                                      11,140,000                10,760,000
 Food and beverage                          23,305,000                21,263,000
 Other                                       3,739,000                 3,724,000
                                          ------------            --------------
                                           244,601,000               227,926,000
 Less: Promotional allowances              (51,128,000)              (51,448,000)
                                          ------------            --------------
   Net revenues                            193,473,000               176,478,000

Expenses:
 Casino                                    143,189,000               136,024,000
 Rooms                                       2,985,000                 1,895,000
 Food and beverage                          10,915,000                10,084,000
 Other                                       2,625,000                 2,605,000
 General and administrative                 12,799,000                11,116,000
                                          ------------            --------------
   Total expenses                          172,513,000               161,724,000
                                          ------------            --------------


EBITDA                                    $ 20,960,000            $   14,754,000
                                          ============            ==============


-----------------------------------
Source: Company Public Filings.

--------------------------------------------------------------------------------
                                                                              18
                                                 [LIBRA SECURITIES LOGO OMITTED]

                                   APPENDIX B.
                                GB HOLDINGS, INC.
                                 BORGATA IMPACT:
                         Sands Revenue Versus Prior Year

--------------------------------------------------------------------------------

                              2003                 2002              Difference
                    -----------------  -----------------  --------------------------------
   July             $   16,305,172      $   17,904,924       $  (1,599,752)       -8.9%
   August               18,970,275          19,597,504            (627,229)       -3.2%
   September            14,335,930          17,294,490          (2,958,560)      -17.1%
                    -----------------  -----------------  --------------------------------
     Total          $   49,611,377      $   54,796,918       $  (5,185,541)       -9.5%



--------------------------------------------------------------------------------
                                                                              19
                                                 [LIBRA SECURITIES LOGO OMITTED]

                                   APPENDIX C.
                                GB HOLDINGS, INC.
                        SELECTED GAMING BOND COMPARABLES

--------------------------------------------------------------------------------




                             [INTENTIONALLY OMITTED]





--------------------------------------------------------------------------------
                                                                              21
                                                 [LIBRA SECURITIES LOGO OMITTED]